Exhibit 23

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

February 22, 2012

To the Board of Directors of

MyOtherCountryClub.com

Reno, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by MyOtherCountryClub.com of our report dated February 16, 2012, relating to the financial statements of MyOtherCountryClub.com, a Nevada Corporation, as of and for the periods ending December 31, 2011 and 2010 and for the period from June 2, 2009 (inception) to December 31, 2011.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC